Exhibit 99.1

The Music Acquisition Corporation Announces Delisting of its Securities from the New York Stock Exchange

NEW YORK, NY, Dec. 05, 2022 (GLOBE NEWSWIRE) -- The Music Acquisition Corporation (the “Company”) (NYSE: TMAC, TMAC.U), a special purpose acquisition company, previously announced that it intends to dissolve and liquidate in accordance with its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), including the redemption of all of its outstanding shares of Class A common stock (the “public shares”) that were included in the units issued in its initial public offering on December 2, 2022 (the “Redemption Date”) because the Company will not be able to consummate an initial business combination within the time period required by its Certificate of Incorporation.

The Company today announced that its trust account established in connection with the Company’s initial public offering has been liquidated and that 22,367,351 of the Company’s public shares were submitted to the Company’s transfer agent, Continental Stock Transfer & Trust Company, and were redeemed on December 1, 2022 at a price of approximately $10.05 per share. As of December 2, 2022, an additional 632,649 public shares were delivered to the Company’s transfer agent and were redeemed on December 2, 2022 at the same redemption price.

Trading of the Company’s public shares on the New York Stock Exchange (the “NYSE”) were suspended before market open on December 2, 2022 and the NYSE filed with the Securities and Exchange Commission (the “SEC”) on December 2, 2022 a Form 25 to delist the Company’s securities from the NYSE. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended. The Company’s securities will not be listed or registered on another national exchange or on a quotation medium.

About The Music Acquisition Corporation

The Music Acquisition Corporation is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company focused its efforts on identifying a prospective target business either directly or indirectly connected with the music sector, with particular emphasis on businesses where its significant strategic and operational expertise and long-standing position within the music industry would be a value-additive proposition to potential target businesses, though it was permitted to pursue targets in any industry or geographic region.

Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the early unwind of the Company. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements speak only as of the date of the foregoing communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this communication.

Investor Relations Contact

Investor Relations

The Music Acquisition Corporation

9000 W. Sunset Blvd #1500, Hollywood, CA 90069

E-mail: info@musicacquisition.com

Telephone: (747) 203-7219